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                                                                  Exhibit 4.4(d)

                           SMITHKLINE BEECHAM/VERNALIS
                            THIRD AMENDMENT AGREEMENT
                   TO THE FROVATRIPTAN DEVELOPMENT AND LICENCE
                        AGREEMENT DATED OCTOBER 21, 1994


This third Amendment Agreement (hereinafter "3AA") made as of the 1st day of March 2004, ("Amendment Effective Date")

BETWEEN

VERNALIS DEVELOPMENT LIMITED (formerly known as VERNALIS LIMITED and VANGUARD MEDICA LIMITED), a company organised under English Law and having its registered office at Oakdene Court, 613 Reading Road, Winnersh, Berkshire, RG41 5UA, England (hereinafter "Vernalis")

AND

SMITHKLINE BEECHAM PLC, a company organised under English Law and having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS (hereinafter "GSK").

WHEREAS:

The parties hereto and/or their predecessors-in-title have entered into a development and license agreement related to frovatriptan dated October 21, 1994 ("Agreement")

The Agreement has been amended by the parties pursuant to a so called first amendment agreement (hereinafter "1AA") dated 5 July, 2000 and a second amendment agreement (hereinafter "2AA") dated 27 November, 2000.

The parties have further entered into a so called temporary waiver letter dated 18 September, 2003 deferring Vernalis' payment requirement, outlined in Article 1(c) (ii) of the 2AA, by ninety (90) days (the "Waiver Letter").


NOW IT IS HEREBY AGREED AS FOLLOWS:

1. The Waiver Letter is hereby terminated and shall have no further force or effect

2.   This 3AA will vary the terms of 2AA as  follows:

     a) the  second  milestone payment obligation referred to in
     Article 1(c)(ii) of the 2AA shall be paid by Vernalis to GSK in two equal instalments.

     (i) The first instalment of US$2.5million, together with a fee of US$154,384, shall be paid by Vernalis to GSK on or before 31 March 2004.

     (ii) The second instalment of US$2.5million, together with a fee of US$66,952, shall be paid by Vernalis to SB on or before 18 September 2004.
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Otherwise, the Agreement, as amended by 1AA, 2AA and this 3AA, shall remain in full force and effect subject to and in accordance with its terms.

Accordingly, and for the avoidance of doubt, further payments as contemplated by
Article 1(c) of the 2AA shall be made where indicated (including but not limited to the payment of $5MM to GSK within 90 days of the second anniversary of the USA launch date pursuant to Article 1(c)(iii)) subject to and in accordance with the terms of same.

AS WITNESS WHEREOF the Parties through their authorised offices have executed this Amendment as of the date first written above.



SMITHKLINE BEECHAM PLC


By:      _____________________________

Print Name: _________________________

Title:   _____________________________

Date:    _____________________________



VERNALIS DEVELOPMENT LIMITED


By:      _____________________________

Print Name: _________________________

Title:   _____________________________

Date:    _____________________________